SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2009

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Redmond, WA 98052

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

Not Applicable

(Former name or former address, if changed since last report)

Page 1 of 6 Pages

Item 2.02 Results of Operation and Financial Condition

A press release made on March 5, 2009 follows:

6464 185TH Ave. N.E., Suite 101

Redmond, WA 98052

Tel: (425) 881-6444

Fax:(425) 881-6856

For information please contact:

Joel Hatlen
Vice President and Chief Financial Officer
Data I/O Corporation
(425) 881-6444

DATA I/O ANNOUNCES FOURTH QUARTER AND 2008 FINANCIAL RESULTS

Redmond, Wash., March 5, 2008 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the fourth quarter and year ended December 31, 2008.

Revenues for the fourth quarter of 2008 were $5.6 million, compared with $7.7 million in the fourth quarter of 2007. For the year ended December 31, 2008, revenues were $27.6 million, compared with revenues of $26.8 million in 2007. In accordance with U.S. generally accepted accounting principles (GAAP), net income in the fourth quarter of 2008 was $78,000, or $0.01 per diluted share, compared with net income of $1,090,000, or $0.12 per diluted share in the fourth quarter of 2007. For the full year 2008, net income was $5,128,000 or $0.57 per diluted share, compared with a net income for 2007 of $832,000 or $0.09 per diluted share. Net income for the fourth quarter includes a restructuring charge primarily related to severance of $535,000. It also includes equity compensation expense under FAS 123R of $100,000. Equity compensation expense for the full year was $401,000. This compares with $316,000 for 2007.

Gross margin as a percentage of sales in 2008 was 58.8 percent, compared with 56.1 percent in the prior year. This gross margin percentage improvement was primarily due to increased sales volume, favorable variances between the two periods and savings relating to restructuring actions. The company’s cash position improved by $5.7 million, with December 31, 2008 at $13.3 million compared to $7.6 million at December 31, 2007. Backlog at the end of the quarter was $2 million.

“While we were obviously disappointed with the general state of the electronics industry in the fourth quarter,” said Fred Hume, President and CEO, “there were several notable accomplishments. We added sales representatives, a variable expense, to improve our sales coverage in the Americas. We had success in acquiring new customers and had strong orders from European customers. During the fourth quarter we also took action to further reduce our operating expense to bring our estimated revenue breakeven under $5 million per quarter while increasing our cash reserves to $13.3 million. We were successful in adjusting the expense structure early enough such that the related savings allowed us to remain profitable in the fourth quarter and we are well positioned going into 2009.”

Conference Call Information

A conference call discussing the fourth quarter of 2008 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (612) 332-0107 passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844, access code: 985765. The conference call will also be simultaneously webcast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With over 35 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes. Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company’s filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

–	Summary Financial Data Attached –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS

(in thousands except per share data)	Fourth Quarter			Twelve Months Ended
			Percent			Percent
	12/31/2008	12/31/2007	Change	12/31/2008	12/31/2007	Change
Net sales	$5,578	$7,664	-27.2%	$27,597	$26,752	3.2%
Gross margin	3,250	4,337	-25.1%	16,233	15,007	8.2%
Gross margin as percent of sales	58.3%	56.6%	1.7%	58.8%	56.1%	2.7%
Operating expenses:
Research & development	1,106	1,023	8.1%	4,464	4,716	-5.3%
Selling, general and administrative	1,561	2,267	-31.1%	8,106	8,801	-7.9%
Provision for business restructure	535	0		542	725
Total operating expenses	3,202	3,290	-2.7%	13,112	14,242	-7.9%
Gain on sale	0	0		2,115	0
Operating income(loss)	48	1,047		5,236	765
Non-operating income (expense)	(33)	43		(29)	75
Income(loss) from operations before taxes	15	1,090		5,207	840
Income tax expense(benefit)	(63)	0		79	8
Net income(loss)	$78	$1,090		$5,128	$832

Total diluted earnings(loss) per share	$0.01	$0.12		$0.57	$0.09

Diluted weighted average shares outstanding	8,921	9,046		9,053	8,860

CONDENSED BALANCE SHEET
(in thousands)

	12/31/2008	12/31/2007
Cash and cash equivalents	$13,304	$7,637
Accounts receivable, net	5,659	5,299
Inventories	5,039	4,980
Other current assets	408	323
Land, building and equipment	2,290	2,257
Other long-term assets	111	124
Total assets	$26,811	$20,620

Current liabilities	$5,695	$5,177
Long term debt	276	357
Shareholders' equity	20,840	15,086
Total liabilities and shareholders' equity	$26,811	$20,620

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

March 6, 2009	By _/s/Frederick R. Hume____
Frederick R. Hume
President
Chief Executive Officer

By _/s/Joel S. Hatlen_________

Joel S. Hatlen
Vice President - Finance
Chief Financial Officer
Secretary and Treasurer